Exhibit 23.1

Statement Regarding Consent of Arthur Andersen LLP


DynTek, Inc.'s Form 8-K/A, filed herewith, includes audited financial statements of DynCorp Management Resources, Inc. as of December 27, 2000 and December 28, 1999, together with the accompanying audit report of Arthur Andersen LLP ("Andersen"). After reasonable efforts, we have been unable to obtain the written consent of Andersen to the incorporation by reference of such financial statements and audit report into DynTek's registration statements on Forms S-8 (nos. 333-56900 and 333-56902) and S-3 (no. 333-31153) and the related prospectuses (the "Registration Statements"). Therefore, we have dispensed with the requirement to file Andersen's consent in reliance on Rule 437a under the Securities Act of 1933. Because Andersen has not consented to the inclusion of its report in the Registration Statements, you will not be able to recover against Andersen under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Andersen that are incorporated by reference into the Registration Statements or any omission to state a material fact required to be stated therein.